[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

INVENTORY FINANCING AND SECURITY AGREEMENT

I.THE PARTIES TO THIS AGREEMENT

This Inventory Financing and Security Agreement (this “Agreement”) is effective as of December 9, 2021 (the “Effective Date”), and is made by and among the following parties:

A.Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey) (together with its successors and assigns, “Bank”), a Utah state-chartered bank with a local business office currently located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024;

B.Ally Financial Inc., a Delaware corporation (“Ally”) with a local business office currently located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024 (together with Bank, the “Ally Parties” and Bank and Ally each being, an “Ally Party”);

C.Shift Operations LLC, a Delaware limited liability company, with its principal executive office currently located at 290 Division Street, Suite 400, San Francisco, California 94103 (whether one or more, collectively “Dealership”); and

D.Shift Technologies, Inc., a Delaware corporation, with its principal executive office currently located at 290 Division Street, Suite 400, San Francisco, California 94103 (“Guarantor”).

II.THE RECITALS

The essential facts relied on by Bank, Ally and Dealership as true and complete, and giving rise to this Agreement, are as follows:

A.From time to time, Dealership has and/or intends to acquire one or more used automobiles, trucks, cars, vans and/or other vehicles (together with all accessories, accessions, additions and attachments to such vehicles, the “Vehicle(s)”) from one or more manufacturer, distributor, dealer, auctioneer, merchant, customer, broker, seller, or other supplier (“Vehicle Seller(s)”), for the principal purpose of selling or leasing them to retail customers in the ordinary course of business.

B.To enable Dealership to acquire Vehicles and hold them in inventory, Dealership wants the Ally Parties to provide Dealership with wholesale inventory floorplan finance accommodations by (i) advancing the purchase price of the Vehicles directly to the Vehicle Sellers; (ii) advancing funds to other third parties who are not Vehicle Sellers; or (iii) by loaning money directly to Dealership for Vehicles purchased from Vehicle Sellers by Dealership (collectively, “Inventory Financing”). (Vehicles acquired with or held as a result of Inventory Financing may be referred to as “Inventory Financed Vehicles.”)

C.Bank is willing to provide Dealership with Inventory Financing in accordance with all of the provisions of this Agreement.

D.Ally is willing to provide Dealership with Inventory Financing in accordance with all of the provisions of this Agreement.

E.Dealership is a wholly owned subsidiary of Guarantor. The Ally Parties would not enter into this Agreement but for Guarantor’s guaranty of the Dealership’s indebtedness and obligations to the Ally Parties. Additionally, certain material covenants and obligations of Dealership under this Agreement must be performed by Guarantor rather than Dealership. Accordingly, Guarantor is a party to this Agreement with respect to certain limited provisions.

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F.The Inventory Financing will be governed by the terms of this Agreement. Accordingly, this Agreement sets forth the rights and duties between Bank and Dealership and between Ally and Dealership concerning Inventory Financing, including establishment of a credit line by which inventory financing advances will be made by either or both of the Ally Parties, payment of principal, interest, and other charges, the grant of security interests in collateral, and other terms and conditions. Before execution, each party has carefully read this Agreement and each related document and has consulted with or had an opportunity to consult with an attorney.

Ill. THE AGREEMENT

In consideration of the premises and the mutual promises in this Agreement, which are acknowledged to be sufficient, Bank, Ally and Dealership agree to the following:

A.Inventory Finance Accommodations.

1.Establishment of a Committed Inventory Financing Credit Line. Subject to the terms and conditions of this Agreement,

(a)Each of the Ally Parties commits to provide Inventory Financing to Dealership until the Maturity Date (as defined below). Before the Maturity Date, Dealership may request the Ally Parties to extend this commitment, and the Ally Parties, in their sole discretion, may extend this commitment.

(b)The aggregate amount of all Inventory Financing extended to, or for the benefit of, Dealership (including advances directly to Vehicle Sellers or other parties) at any time outstanding constitutes the Dealership's "Wholesale Outstandings" at such time.

2.Amount of the Credit Line. The aggregate amount of credit available pursuant to this Agreement (the "Credit Line") is $100,000,000.00 at any time outstanding. The Ally Parties commit to make the Credit Line available to the Dealership during the Term of this Agreement, subject to the terms of this Agreement.

3.Method of Providing Inventory Financing. The Credit Line must be used exclusively for Inventory Financing in any of the following ways:

(a)Advances Directly to Vehicle Sellers. From time to time, upon notice from Dealership or Vehicle Sellers, either or both of the Ally Parties may advance money directly to Vehicle Sellers for Vehicles acquired or proposed to be acquired by Dealership as Inventory Financed Vehicles. The Ally Parties will advance the actual dealer invoice amount or purchase price for each Vehicle sold, shipped or designated for shipment by such Vehicle Seller to Dealership (at the advance rate as provided in Section 111.A.9 below). The Ally Parties will make payment in accordance with and in reliance on any invoice, draft, debit, contract, advice or other communication received by the Ally Parties from the Vehicle Seller. The Ally Parties are not required to verify the order or shipment of any Vehicle for which it pays a Vehicle Seller and are not responsible for any nonconformity of the Vehicle, delivery, or transaction between Dealership and a Vehicle Seller. If requested by the Ally Parties, Dealership will promptly provide to the Ally Parties copies of invoices, bills of sale, title or other transaction documents pertaining to such Vehicles, subject to the terms of Section 111.A.8 below.

(b)Advances Directly to or on behalf of Dealership. From time to time, either or both of the Ally Parties may advance money directly to Dealership or to other third parties who are not Vehicle Sellers on behalf of Dealership to finance Vehicles then owned or proposed to be acquired by Dealership. The amount that will be advanced by the Ally Parties to or on behalf of Dealership for the Vehicles will be determined in accordance with Section 111.A.9 below. Upon request by either or both of the Ally Parties, Dealership must provide the Ally Parties with satisfactory evidence of the value, ownership, and title status of the Vehicle(s), including the manufacturer's certificate of origin or title certificate (original or valid copy), invoice or bill of sale, and the shipping receipt, bill of lading, and the like, subject to the terms of Section 11I.A.8 below.

4.Evidence of Inventory Financing, The Ally Parties will maintain on their books and records in accordance with their usual practices, one or more accounts detailing the Inventory Financing, Wholesale Outstandings, and all Interest, Principal Reductions, Other Charges and any other related fees, costs, expenses, and payments owed by Dealership. On a monthly basis, the Ally Parties will furnish Dealership with statements of its account information ("Wholesale Billing Statement"). If only one Wholesale Billing Statement is provided by the Ally Parties, the Wholesale Billing Statement will indicate (by account number or otherwise) the Inventory Financing provided by each of the Ally Parties. Unless

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Dealership advises the Ally Parties in writing of any discrepancy on the Wholesale Billing Statement within ten (10) business days of receipt, and absent manifest error, the Wholesale Billing Statement will be deemed acknowledged and agreed to by Dealership and conclusive proof of Dealership's actual obligation to each of the Ally Parties as of the date of the Wholesale Billing Statement last received by Dealership.

5.[Reserved.]

6.Other Financing Accommodations. Upon Dealership's request, either or both of the Ally Parties may provide other forms of finance and / or credit accommodations which arise out of or relate to the business operations of Dealership and / or any of its owners, officers, or affiliates, including, without limitation, the discount purchase of retail installment sale and lease agreements, working capital, revolving credit, equipment, and realty loans (such accommodations from either of the Ally Parties being, the "Other Financing Accommodations"). The availability, amount, terms, conditions, provisions, continuation, documentation, and administration of Other Financing Accommodations are separate and distinct from the Inventory Financing under this Agreement and may be provided, if at all, only according to the terms and conditions of the written agreement between such Ally Party and Dealership. If Dealership requests additional Inventory Financing beyond the aggregate amount of the Credit Line stated in Section 11I.A.2 above, and the Ally Parties decline the request, then Dealership and the Ally Parties will negotiate in good faith to find terms acceptable to both Dealership and the Ally Parties to restructure the credit and collateral arrangements for this Agreement to facilitate Dealership's efforts to obtain the additional financing from another financial institution.

7.Vehicles Eligible for Inventory Financing. Except as expressly provided to the contrary in this Agreement or otherwise approved by the Ally Parties in writing, Inventory Financing is available only for used Vehicles that (a) are eligible for registration for use on public highways in the United States, (b) are of the then-current model year, or ten previous model years, and (c) have fewer than 150,000 miles.

8.Advance Floorplan Accommodation.

(a)The Ally Parties will allow Dealership to obtain Inventory Financing on Vehicles for which Dealership does not then hold a lien-free title, provided that: (i) Dealership owns the Vehicle and it is not in process of being sold, (ii) the Vehicle is subject to a lien noted on the certificate of title by the financial institution that provided retail credit accommodations for the prior owner, and no other lien is noted on the title or otherwise exists (to the knowledge of Dealership), (iii) Dealership remits payment to that lienholder to discharge the retail lien before or upon requesting a floorplan advance for such Vehicle from the Ally Parties, (iv) the floorplan proceeds are remitted directly to Dealership, and (v) the Vehicle's title is lien-free within 30 calendar days of the floorplan advance date (collectively, "Advance Floorplan Accommodation").
(b)Dealership must pay off any outstanding advance under the Advance Floorplan Accommodation for any Vehicle if the title for such Vehicle is not lien-free within 30 calendar days of the floorplan advance date.

(c)Advance Floorplan Accommodations must be limited to a maximum of [***]% of the Vehicles with an outstanding balance under the Credit Line, and Dealership must maintain clear title (no known liens other than the liens of the Ally Parties) on a minimum of [***]% of the Vehicles with an outstanding balance under the Credit Line; provided, however, that Dealership shall have three (3) business days after receipt of written notice from the Ally Parties in which to cure any failure to comply with this Subsection IIIA8(c) before such failure constitutes a Default under this Agreement.

(d)Advance Floorplan Accommodation is provided by the Ally Parties in their sole discretion, and is subject to Dealership's compliance with the terms of this program. The Ally Parties may modify the terms, conditions, provisions, documentation, and administration of the Advance Floorplan Accommodation in their sole discretion. Dealership's compliance with the program will be validated during floorplan audits. The Ally Parties reserve the right to rescind Advance Floorplan Accommodation based on evidence of Dealership's non-compliance, or for any or no reason.

9.Advance Rate. The advance rate for each eligible Vehicle shall be: (a) for each Vehicle purchased from an auction, [***] of Dealership's cost (including fees charged by an auction in connection with the purchase of such Vehicle), and (b) for any other Vehicle, [***] of Black Book clean wholesale (no additions) value.

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B.Interest, Principal Reductions. Late Charges, Costs. Expenses and Other Charges and Fees.

1.Interest Accrual, Rate, and Method of Calculation.

(a)Wholesale Outstandings owed to the Ally Parties will bear interest on and from the day after each advance or loan through the date of repayment in full. Interest will be at a per annum rate and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law ("Interest").

(b)The Interest rate is a per annum rate equal to the Prime Rate plus 150 basis points.

The "Prime Rate" is defined as the per annum rate of interest announced by Bank from time to time as its "prime rate" (it being acknowledged that such announced rate is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate and which may be predicated upon various borrower-specific factors, including the amount of borrower loans and borrower creditworthiness). The Prime Rate and its effective date will be announced on the Ally Dash website or a replacement source designated in a written communication by Bank to the Dealership. As of the date of this Agreement, the Prime Rate is 3.25%.

2.Maximum Interest. In no event will Interest owed to either or both of the Ally Parties under this Agreement exceed the maximum rate or Interest allowed Dy law in effect at the time It Is assessed. Each of the Ally Parties and Dealership intend to faithfully comply with applicable usury laws, and this Agreement is to be construed in accordance with this intent. If circumstances cause the actual or imputed interest contracted for, charged, or received by either or both of the Ally Parties to be in excess of the maximum rate of interest allowed by law. Dealership must promptly notify the affected Ally Party(ies) of the circumstance, and such Ally Party(ies) will either, at their discretion, refund to Dealership, or credit the Wholesale Outstandings owed by Dealership to such Ally Party(ies), with so much of the imputed interest as will reduce the effective rate of interest to an amount one-tenth of one per cent (0.10%) per annum less than the maximum rate of interest allowed by law for the applicable period.
3.Principal Reductions. The Dealership must make monthly principal reduction payments (each, a "Principal Reduction") in an amount equal to 10% of the original principal amount for each Vehicle on Dealership's floorplan for more than 180 calendar days. Principal Reductions will be billed to Dealership monthly and, when paid by Dealership, will reduce the amount of the Wholesale Outstandings. Principal Reductions under this paragraph are no longer required for a particular Vehicle when the outstanding principal balance for such Vehicle has been reduced to 50% (or less) of the original principal balance.

4.Late Charge. Unless prohibited by law, each of the Ally Parties may assess a late charge of up to five percent (5%) of any amount owed to such Ally Party(ies) that is not paid when due and payable ("Late Charge"), after giving effect to applicable grace periods. The Late Charge is in addition to Interest.

5.Costs, Expenses, Fees. Unless prohibited by law, Dealership must pay all reasonable and documented out-of-pocket expenses and reimburse each of the Ally Parties for any reasonable and documented out-of-pocket cost, expense, or other expenditures, including reasonable attorney fees and legal expenses; amounts expended by the Ally Parties on behalf of Dealership; collection and bankruptcy costs, fees and expenses; and all other amounts incurred by each of the Ally Parties in the enforcement of any right or remedy, collection of any Obligation (as defined below), or defense of any claim or action in respect of this Agreement.

6.Other Charges and Fees. Except as otherwise provided herein, the Ally Parties may assess and Dealership will pay charges in connection with Inventory Financing, the transaction, audit, collateral monitoring, non-compliance, and returned item charges at the Ally Parties' current rates as disclosed to Dealership prior to the Effective Date in connection with Inventory Financing ("Other Charges"). Provided no Default has occurred, the Ally Parties will provide advance notice of at least 30 calendar days of any new charges or changes to existing charges.

7.Commitment Fee. On the Effective Date, the Dealership shall pay the Ally Parties a Commitment Fee in the amount of [***].

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8.Availability Fee. For each calendar quarter beginning with the fourth quarter of 2021 (i.e., October through December, 2021), if the average outstanding floorplan balance for such quarter is less than [***] of the average Credit Line amount for such quarter, Dealership will pay an "Availability Fee" equal to [***] basis points times the difference between the average outstanding floorplan balance for such quarter and the average Credit Line amount. The Availability Fee for partial quarters will be pro-rated. The Availability Fee will be calculated by the Ally Parties and provided to Dealership promptly after the end of each quarter and will be due and payable no later than the end of the month immediately following the end of such quarter.

9.Administration Fee. For each calendar quarter beginning with the first quarter of 2022 (i.e., January through March, 2022), if the Ally Parties' retail penetration is less than [***] (based on Dealership's total retail sales financed during the relevant quarter), Dealership will pay an "Administration Fee" equal to [***] basis points times the average Credit Line amount for such quarter. The Administration Fee for partial quarters will be pro-rated. The Administration Fee will be calculated by the Ally Parties and provided to Dealership promptly after the end of each quarter and will be due and payable no later than the end of the month immediately following the end of such quarter.

C.Payments by Dealership.

1.Permissive Principal Payments. Dealership may pay to the Ally Parties some or all of the Wholesale Outstandings and any other payment obligations at any time before they are due and payable without premium or penalty.

2.Required Payments. Dealership must fully and promptly pay to the Ally Parties the Wholesale Outstandings, Interest, Principal Reductions, Late Charges, Other Charges, costs, expenses, fees and any other payment obligations due under this Agreement, as follows:

(a)the principal amount of the advance or loan by the Ally Parties for each Inventory Financed Vehicle as and when such Vehicle is sold, leased, consigned, gifted, exchanged, transferred, otherwise disposed of, registered, placed into service, or no longer in the possession of Dealership, or if it is otherwise lost, stolen, confiscated, missing, or otherwise not received, or if it is damaged or destroyed;

(b)the total amount specified in the Wholesale Billing Statement or other billing statements for Interest, Principal Reductions, Late Charges, Other Charges, Availability Fee, Administration Fee, costs, expenses, fees and any other payment obligations, immediately upon receipt from the Ally Parties; and

(c)in any event, on December 9, 2023 (the “Maturity Date”), unless this Agreement is renewed or extended by written agreement executed by all parties hereto;

3.Method of Payment. All payments must be made by Dealership to the Ally Parties by one or more of the following methods: (a) in good funds by draft, check, or other negotiable instrument,
(b) in good funds by wire transfer, electronic fund transfer, automated clearing house transfer, or other electronic means, or (c) chattel paper assigned to one of the Ally Parties that is acceptable to such Ally Party in its sole discretion. Upon request by either or both of the Ally Parties, Dealership must make all payments to such Ally Party(ies) in immediately available funds, certified check, bank check, and the like. Dealership must remit all payments owed to Ally and Bank under this Agreement to Ally at the local business office set forth in Section I.A above, or any other place as each of the Ally Parties designates from time to time.

4.“Full” Payment Defined. The requirement for making payments “fully” as set forth in this Agreement means that the required payment amount must be actually remitted to and received by the Ally Parties in whole, without setoff, recoupment, or netting of any other amounts which are or may be due Dealership by either of the Ally Parties or any affiliate of either of the Ally Parties. This does not include funds actually received by the Ally Parties from or on behalf of Dealership for specific application to a required payment by way of:

(a)subvention, discount, subsidy, support, or supplementation from a Vehicle Seller; or

(b)credit, rebate, bonus, debit, disbursement, or other payment from either of the Ally Parties or any other person for the purchase of chattel paper, distribution from finance reserve accounts, application of account balances, and the like.

Absent payment actually being remitted by Dealership to the Ally Parties, payment is not “fully” made because either or both of the Ally Parties have:

(x)a right of setoff, recoupment, and the like;

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(y)a Security Interest in or an assignment of Collateral (each as defined in Section III.D below), or the proceeds thereof; or

(z)a direct or indirect claim against a Vehicle Seller, surety, guarantor, or any other person.

Dealership’s obligation to pay each of the Ally Parties as set forth in this Agreement is independent of any other rights that Dealership or either of the Ally Parties may have to effect payment from other sources and persons, and neither of the Ally Parties has any duty to undertake the enforcement of any other rights.
5."Prompt" Payment Defined. Except as otherwise provided herein, the requirement for making payments "promptly" as set forth in this Agreement means that the required payment amount must be tendered to the Ally Parties immediately after the event causing the payment to become due and payable (e.g., demand by either or both of the Ally Parties, sale of a Vehicle by Dealership, and the like). In their sole discretion, either or both of the Ally Parties may permit more time between the event and payment due date to take into account factors such as delays in the administration, processing, and delivery of the payments ("Release Period"). The Release Period is available only for payments required under Subsection III.C.2(a) above. Dealership's initial Release Period is five (5) business days. The existence, duration, terms, and continuation of the Release Period are subject to change from time to time by each of the Ally Parties. Changes in the Release Period by the Ally Parties do not constitute amendments of this Agreement.

6."Sold" Defined. "Sold" as set forth in this Agreement means the delivery or transfer of ownership, title or interest in the Vehicle by Dealership to a third party.

7.Source and Application of Payment. The source of all payments due under this Agreement is presumptively deemed to be Collateral (as defined in Subsection I11.D.1 below). Absent Default (as defined in Section I11.H below), the Ally Parties will apply payments pursuant to Dealership's instructions. Absent instruction from Dealership or in the event of Default, the Ally Parties will apply payments against any obligation due and owing by Dealership under this Agreement or under Other Financing Accommodations. A payment is not final to the extent of any defeasance of it by application of law. Payment made by check, draft, or other instrument will be deemed made by Dealership not later than one (1) business day after the instrument is accepted by the payer bank. Except as otherwise provided in any SmartCash Agreement between Dealership and either or both of the Ally Parties, payments made by wire transfer, electronic fund transfer, automated clearing house transfer, and other electronic means will be deemed made by Dealership upon posting of such payment by the Ally Parties.

8.Term, Maturity. The Term of this Agreement shall commence on the Effective Date and expire on the Maturity Date. On the Maturity Date: (a) all obligations of the Ally Parties to provide Inventory Financing, under this Agreement or otherwise, will cease, and (b) all Obligations (defined below) are immediately due and payable. Notwithstanding the expiration of the Term, the Dealership and Guarantor shall continue to comply with the terms and conditions of this Agreement until all Obligations are paid in full to the Ally Parties in good funds.

D.The Ally Parties' Security Interests.

1.Grant of Security Interest. Dealership hereby grants to each of Bank and Ally a continuing security interest in and a collateral assignment of ("Security Interest") all of the following described property in which Dealership has or may have any rights, wherever located, whether now existing or hereafter arising or acquired and any and all accessions, additions, attachments, replacements, substitutions, returns, profits, and proceeds in whatever form or type, of any of the property ("Collateral"):

All vehicles, including but not limited to those for which either of the Ally Parties provides Inventory Financing; other inventory; equipment; fixtures; accounts, including factory open accounts of Dealership; deposit and other accounts with banks and other financial institutions; cash and cash equivalents; general intangibles; all documents; instruments; investment property; and chattel paper.

2.The Obligations Secured. The Collateral secures payment and performance of all debts, obligations, and duties of Dealership to Bank and Ally of every kind and description, now existing or hereafter arising under this Agreement or Other Financing Accommodations, whether primary or secondary, absolute or contingent, due or to become due, direct or indirect, presently contemplated or not contemplated by Bank, Ally or Dealership, or otherwise designated by the parties as secured or unsecured ("Obligations").

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3.Status of Collateral. The Collateral is held by Dealership in trust for each of the Ally Parties. The Collateral must be and remain free from all taxes, confiscations, assessments, forfeitures, loss, destruction, impairment, tax liens and other liens, security interests, pledges, claims, and encumbrances except for:

(a)the Security Interest arising under this Agreement or other agreement in favor of the Ally Parties or their affiliates;

(b)non-consensual statutory liens resulting from deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other similar laws;

(c)purchase money security interests in non-Vehicle Collateral; and

(d)other security interests to which each of the Ally Parties specifically consents in writing.

The grant of the Security Interest and the execution of any document, instrument, promissory note, or the like, in connection with it or the Obligations do not constitute payment or performance of any of the Obligations, except to the extent of actual, indefeasible payment of the Obligations from the realization by Dealership or the Ally Parties of the Collateral or otherwise. Except as otherwise agreed to by the parties, the Security Interest continues to the full extent provided in this Agreement until all Obligations are fully and indefeasibly paid and performed, even if the Credit Line is from time to time modified, suspended, terminated and/ or reestablished.

4.Perfection of Security Interest. The Ally Parties may each file financing statements, mark chattel paper, notify account debtors, note liens on documents of title, and take other steps in order to establish, confirm, and maintain a perfected Security Interest in the Collateral. Dealership will execute and deliver any documents necessary and appropriate for these purposes and otherwise irrevocably appoints each of the Ally Parties to do so. Each of the Ally Parties may require Dealership to pay any fee, cost, tax, or assessment required by any government entity to perfect and I or maintain each of the Ally Parties' Security Interest in the Collateral. All financing statements previously filed by either or both of the Ally Parties are hereby ratified and authorized by Dealership as of the date of filing.

5.Protection of Security Interest. Unless expressly prohibited by law, upon either of the Ally Parties' request, Dealership must immediately:

(a)protect and defend the Collateral against the claims and demands of all other persons, including, but not limited to obtaining waivers from landlords, depository institutions and other parties which have access to or control over the Ally Parties' Collateral or proceeds of the Ally Parties' Collateral; and

(b)Permit representatives of each of the Ally Parties to monitor collateral by taking one or more of the following actions:

i.to enter any locations where Dealership conducts business or maintains Collateral, and to remain on the premises for such time as such Ally Party(ies) may deem desirable; and

ii.to take whatever additional actions as either or both of the Ally Parties may deem reasonably necessary or desirable to protect and preserve the Collateral, and to carry out, and to protect and preserve each of the Ally Parties' security rights and remedies.

6.Offset. In addition to the Security Interest, the Ally Parties have an absolute and continuing right of offset, recoupment, netting-out, and any other legal or equitable right to credit those assets of Dealership in the possession or control of Bank against any Obligations of Dealership to Bank, whether then matured, liquidated, or due.

7.Assignment of Accounts Due or to Become Due. Dealership assigns to each of Bank and Ally accounts which are due or to become due to Dealership from Vehicle Sellers and any other account debtors and other payment obligors (including banks and other depositories) of Dealership (such parties being "Account Debtors"). Dealership hereby authorizes and empowers each of Bank and Ally to demand, collect and receive from Account Debtors, and give such parties binding receipts for, all sums due or to become due and, in Dealership's name or otherwise, to prosecute suits therefor. With or without a Default, each of the Ally Parties may, at any time notify Dealership's Account Debtors to make payment directly to the Ally Parties of amounts in which the Ally Parties have a security interest. Dealership unconditionally and irrevocably authorizes and instructs each of its Account Debtors to make payment directly to the Ally Parties as instructed, and authorizes Account Debtors to rely on a copy of this

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Agreement as evidence of the authorization and instruction. The Ally Parties will account to Dealership for all sums received pursuant to this assignment and applied in the manner described in Subsection 111.C.7. This assignment is irrevocable without the prior written consent of each of the Ally Parties and is provided as additional security for and not as payment of obligations now or hereafter arising to the Ally Parties. Dealership hereby appoints each Bank and Ally as its agent and attorney-in-fact for the sole purpose of executing or endorsing, on Dealership's behalf, any document, check or other instrument necessary to cause payment of sums assigned hereunder, or to perfect Bank's and/or Ally's security interest in the accounts and payment intangibles.
E.Dealership's Handling of Vehicles.

1.Ownership and Taxes. Dealership will have and maintain absolute title to and ownership of each Vehicle, subject to each Ally Party's respective Security Interest in the Vehicle. Dealership will pay all taxes and assessments at any lime levied on any Vehicle as and when they become due and payable.

2.Location. Dealership will keep Vehicles at Dealership's customary locations (including, without limitation, temporary holding locations, inspection and repair center locations) retail business locations and reported offsite storage locations and will not remove them from those locations (other than transportation and relocation among such locations or to customers after sale), except:

(a)for temporary relocation for repair, restoration, reconditioning, governmental inspection, and the like;

(b)upon advance approval of the Ally Parties, for bailment to another person for upfitting, completion, upgrading, modification, and the like; or

(c)upon advance approval of the Ally Parties, for storage and display at a temporary location.

3.Condition. Dealership will keep Vehicles in good operating condition and repair, in good and marketable condition and will not alter or substantially modify any of them, except for upfitting, completion, upgrading, modification, reconditioning and repair.

4.[Reserved.]
5.Inspection. Without any advance notice to Dealership, each of the Ally Parties may at all times have access to, examine, audit, appraise, verify, protect, or otherwise inspect the Vehicles (to the extent not in transit to a customer after sale) as frequently as each of the Ally Parties elects. The inspection may include examination and copying of all documents, titles, certificates of origin, invoices, instruments, chattel paper, computer records, bank statements, and all other books and records of the Dealership of or pertaining to the Vehicles or to determine compliance with this Agreement. Bank and Ally each have Dealership's continuing consent to enter the Dealership's premises to carry out inspections. In connection with the inspection, the Ally Parties may be assisted by, cooperate with, or discuss the financial and business affairs of Dealership with any of the officers, owners, employees, sureties, creditors, or agents of Dealership.

6.Disposition. Except with the Ally Parties' advance written consent, Dealership will not sell, lease, transfer, or otherwise dispose of any Vehicle, except to retail, dealer and wholesale customers in the ordinary course of business. Dealership will not sell, lease, transfer, or otherwise dispose of Vehicles in bulk (meaning more than 40 units or $1,000,000 in value in a single transaction or multiple closely related transactions) without the Ally Parties' advance approval.

7.Report of Loss. Promptly following discovery, Dealership will notify each of the Ally Parties of any occurrence in which a Vehicle is destroyed, lost, stolen, or missing. In addition, Dealership will notify the Ally Parties if Vehicles valued at more than $1,000,000 in the aggregate at or attributable to any Dealership retail location are damaged. Dealership must use reasonable means to diligently repair and restore such Vehicle to its original condition, replace, or locate any of these Vehicles, and keep the Ally Parties apprised of these efforts.

8.Risks. Neither of the Ally Parties has any risk or responsibility concerning the ownership, location, condition, usage, inspection, or disposition of any Vehicle or other Collateral whether or not permitted by this Agreement, including fire, theft, vandalism, mischief, collision, acts of terrorism, acts of God, property damage, personal injury, public liability, and the like ("Risks"). Dealership bears and assumes the Risks, unless imposed by law on another person and except to the extent of any insurance proceeds actually received by the Ally Parties. Dealership will indemnify and hold harmless Bank and Ally against all Risks, including injury and damage to persons, property, or Collateral caused by any of these Risks.

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9.Insurance. Except to the extent that both of the Ally Parties obtain insurance for themselves on one or more of the Risks, Dealership must acquire and maintain one or more policies of insurance on losses which may arise as a consequence of the Risks on any of the Vehicles or, as requested by either or both of the Ally Parties, on other Collateral. The amounts, deductibles, provider, term, cancellation rights, and types of insurance are subject to approval by the Ally Parties. Each of the Ally Parties must be named as a loss payee, as each of their interests may appear. Dealership must provide each of the Ally Parties with one or more certificates of insurance evidencing compliance with this Subsection 111.E.9.

F.Representations and Warranties of Dealership. Dealership and Guarantor represent and warrant to each of the Ally Parties the accuracy and completeness of each of the following statements as of the effective date of this Agreement. Dealership and Guarantor will immediately notify each of the Ally Parties of any known or expected material change to any of these statements. Otherwise, they are deemed as continuing and reaffirmed each time either of the Ally Parties provides Inventory Financing to Dealership.

1.Dealership Existence. Dealership is duly formed, constituted, and is in good standing in the jurisdiction in which it is located, as "location" is determined under Article 9 of the Uniform Commercial Code, as amended from time to time. Dealership has all government and other permits, licenses, authorizations, and approvals necessary to do business lawfully in all material respects in the jurisdiction in which any of its business operations are located.

2.[Reserved.]
3.Dealership Leases and Contracts. Dealership operates and is in compliance in all material respects with all material leases and contracts, if any.

4.Dealership Authorization. Dealership is authorized and empowered to execute and deliver this Agreement and to do all things necessary and appropriate to fulfill and implement the terms and conditions of it.

5.Legal Compliance. Dealership is in compliance in all material respects with all federal, state, and local laws, regulations, and ordinances.

6.Financial Condition. The financial statements of Guarantor and/or Dealership which have or may be submitted to either or both of the Ally Parties, either directly or indirectly (e.g., through a Vehicle Seller), by Guarantor, Dealership or an agent of either (e.g., accountant), fairly presents in all material respects the financial condition of Guarantor and Dealership in accordance with generally accepted accounting principles applied on a consistent basis.

7.Relationship of Ally Parties and Dealership. The relationship between each of the Ally Parties and Dealership is one of creditor and debtor, respectively, based upon this Agreement and/or Other Financing Accommodations. There is no fiduciary, trust, representative, confidential, partnership, or other special relationship between either of the Ally Parties and Dealership. The Ally Parties do not have and will not have any investment in Dealership, whether equity or otherwise. Dealership is not a counselor, advisor, agent or legal or other representative of Bank or Ally. Neither Bank nor Ally is a counselor, advisor, agent, or legal or other representative of the Dealership, except for the limited power of attorney expressly described in this Agreement, and each of them recognizes the ability, importance, and freedom to consult with any accountants, attorneys, agents, advisors, and business consultants of their choice in connection with the review, execution, and administration of this Agreement. Neither of the Ally Parties controls, supervises, or manages Dealership.

8.Relationship with Vehicle Sellers. The Ally Parties do not represent the interests of any Vehicle Seller. The relationships of each of the Ally Parties and Dealership to any Vehicle Seller are separate and distinct from one another. Neither of the Ally Parties is under the control of any Vehicle Seller, despite any business, consultative, investment, ownership, legal, or other relationship either of the Ally Parties may have with one or more Vehicle Seller. Nothing in this Agreement obligates Dealership to obtain Inventory Financing from the Ally Parties based on any relationship that either of the Ally Parties may have with one or more Vehicle Sellers.

G.Additional Promises. Dealership and Guarantor promise and covenant to comply with the following:

1.Dealership and Guarantor will provide each of the Ally Parties with accurate and complete information, data, books, records, documentation, and the like, concerning:

(a)all material financial and business matters of Dealership or Guarantor, upon request by either or both of the Ally Parties; and

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(b)any of the following proposed or actual changes: the Dealership's or Guarantor's name, address, tax status, entity structure, solvency and any change in ownership of Dealership.

2.Dealership and Guarantor will provide the Ally Parties with:

(a)Copies of Guarantor's monthly consolidated financial statements as soon as reasonably practicable after their preparation, but. in any event, within 30 days of the end of each calendar month;

(b)Copies of Guarantor's consolidated quarterly financial statements as soon as reasonably practicable after their preparation, but not later than 60 days of the end of each calendar quarter;

(c)Copies of Guarantor's annual audited consolidated financial statements as soon as reasonably practicable after their preparation, but not later than April 30 of the following year;

(d)Copies of the Dealership's bank account statements, with accompanying reconciliations, to be provided upon request by the Ally Parties;

(e)Daily (on business days) inventory worksheets and flooring/payoff request worksheets, as applicable; and

(f)Access (read only) to Dealership's Inventory Management System.

3.Dealership and Guarantor will arrange for each of the Ally Parties to obtain and maintain a continuing, absolute and unlimited guaranty of payment of all amounts owed under or in connection with this Agreement, on terms and conditions that are acceptable to the Ally Parties, from Guarantor, Shift Platform, Inc., Shift Transportation LLC, Shift Finance LLC, and Shift Insurance Services LLC.

4.Dealership and Guarantor will arrange for the execution and delivery of any documents reasonably requested by the Ally Parties to ensure that the Ally Parties hold a priority security interest in the personal property of Guarantor, Shift Platform, Inc., Shift Transportation LLC, Shift Finance LLC, and Shift Insurance Services LLC to secure all Obligations.

5.Dealership and Guarantor will arrange for the execution and delivery of one or more Cross Collateral, Cross Default, and Guaranty Agreements, acceptable to the Ally Parties in their sole discretion, for all indebtedness and all collateral of Dealership, Guarantor, Shift Platform, Inc., Shift Transportation LLC, Shift Finance LLC, and Shift Insurance Services LLC, executed by all of the foregoing and the Ally Parties.

6.The Dealership and Guarantor will at all times, remain in good standing under, and have not received or sent notice of termination of any material contracts other than in the ordinary course of business.

7.Dealership will comply in all material respects with all of Dealership's obligations under the Credit Balance Agreement entered into contemporaneously with this Agreement (and any amendments or modifications to such agreement), including, but not limited to, maintaining a Minimum Required Balance (as defined in the Credit Balance Agreement) equal to not less than 10% of the Credit Line amount.

8.Financial Covenants. Dealership and Guarantor will comply with the following financial covenants, tested monthly (as of month-end) based on Guarantor's monthly financial statements:

(a)Minimum Liquidity: Dealership and Guarantor will, on a consolidated basis, maintain unrestricted cash and cash equivalents of not less than 20% of the Credit Line amount.

i.Unrestricted cash and cash equivalents shall include cash maintained in the Dealership's bank account(s), plus outstanding deposits, less outstanding checks, less bank fees, all as of the month-end for which the covenant applies.

ii.Unrestricted cash and cash equivalents shall not include any amounts used to establish the Minimum Required Balance under the Credit Balance Agreement entered into contemporaneously with this Agreement.

(b)Inventory Equity: Dealership will maintain Vehicle inventory equity of at least 10%, calculated as follows:

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The amount by which the value of Dealership's Vehicle inventory exceeds Wholesale Outstandings, divided by the value of Dealership's Vehicle inventory, must be equal to or greater than 10%, where:

i.Vehicle inventory includes all vehicles owned by Dealership and covered by the Ally Parties' security interest, including wholesale vehicles, but excluding Vehicles held on consignment;
ii.Vehicle inventory value is net of unpaid lien payoffs (and excludes the value of Vehicles held on consignment); and
iii.unrestricted cash and cash equivalents in excess of the Minimum Liquidity requirement above may be used to bolster Vehicle inventory value.

(c)Monthly Certification. Dealership and Guarantor will provide a monthly certificate executed by an officer affirming compliance with the Minimum Liquidity covenant, the Inventory Equity covenant, and the Advance Floorplan Accommodation requirement set forth in Subsection I11.A.S(c) above, and providing the basis for such affirmations.

9.Audit Performance: The Dealership will maintain satisfactory inventory and sold vehicle audit performance in all material respects. Unless waived by the Ally Parties, payment delays in excess of [***] (delays, meaning payment of principal on sold Vehicles outside of the Release Period, as a percentage of total releases) will result in an audit fee of [***] per location per audit.

H.Default. An occurrence of any one or more of the following events constitutes a default by Dealership and Guarantor under this Agreement ("Default"):

1.Failure of Dealership to pay when due the full amount owing to either of the Ally Parties under Sections II1.B or Q above.

2.The occurrence of a Material Adverse Change, meaning a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Dealership or Guarantor (on a consolidated basis), which is reasonably likely to impair in any material respect the ability of Dealership or Guarantor to perform their obligations under this Agreement or any other material agreement.

3.The breach or, or the failure of Dealership or Guarantor to fully comply with or 0uly perform, any term, condition, promise or covenant of this Agreement, any other Obligation or any Other Financing Accommodation, and such breach or failure continues for a period of five (5) business days after notice thereof to the Dealership and Guarantor by the Ally Parties, or, with respect to breach under any Other Financing Accommodation, such breach continues for a period of the greater of (x) five (5) business days after notice thereof and (y) the period for cure set forth in that Other Financing Accommodation.

4.Any representation or warranty made by Dealership or Guarantor to either of the Ally Parties in this Agreement or otherwise, which was materially false or misleading when made.

5.The inability of Dealership or Guarantor to pay debts as they mature, or any proceeding in bankruptcy, insolvency, or receivership, instituted by or against Dealership, Dealership's property, or Guarantor.
I.Waiver and Modification of Certain Important Rights. Unless and only to the extent not expressly prohibited by law, Dealership, Guarantor, Bank and Ally expressly and affirmatively waive and modify certain very important rights, as follows:

1.Claims. Any and all claims, causes of action, suits, rights, remedies, disputes, complaints, defenses, and counterclaims between either or both of the Ally Parties on the one hand and either or both of Dealership and Guarantor on the other hand, or any of their officers, agents, employees, subsidiaries, affiliates, members, owners, or shareholders directly or indirectly arising out of or relating to the terms or subject matter of this Agreement, whether in contract. tort, equity, statute, or regulation, or pertaining to conversion, fraud, defamation, negligence, franchise, licensing, or distribution or the defect. non-conformity, price, or allocation of Vehicles by any Vehicle Seller, or otherwise, but not including actions for and enforcement of provisional remedies otherwise provided by law, equity, or agreement between the parties, suits for debt, enforcement of security interests, or claims pursuant to Section 111.J below, ("Claim") are subject to each of the following:

(a)Claim Resolution. Notwithstanding anything to the contrary in this Agreement, the resolution of any Claim ("Claim Resolution") will occur, if at all, only in accordance with the following provisions and sequence:

i.Informal discussion and negotiation between executive level managers of Dealership, Guarantor and the Ally Party(ies) asserting a Claim or against which a Claim is asserted;

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ii.Mediation in accordance with the rules of commercial mediation as published from time to time by the American Arbitration Association, JAMS, or any other nationally recognized alternative dispute resolution organization, selected by the party against whom the Claim is being asserted; and

iii.Binding arbitration in accordance with the rules of commercial arbitration as published from time to time by the American Arbitration Association, JAMS, or other nationally recognized alternative dispute resolution organization, selected by the party against whom the Claim is being asserted ("Arbitration"), except that the Arbitration must be decided based upon the terms and conditions of this Agreement.

(b)Jurisdiction and Venue.

i.All mediation and arbitration hearings and proceedings brought pursuant to Subsections lll.l.1(a)(ii) and (iii) above shall occur at a location within fifty (50) miles of Ally's local business office set forth in Section I.B above, or the current replacement for it.

ii.The enforcement of any Claim or Claim Resolution provision and the enforcement of any Arbitration award must be brought, if at all, solely and exclusively in the state or federal court of original jurisdiction for the location of the Ally local business office set forth in Section I.B above, or the current replacement for it.
(c)Jury Waiver. Bank, Ally, Dealership and Guarantor waive and renounce the right under federal and state law to a trial by jury for any Claim.

2.Choice of Law. This Agreement must be construed, interpreted, and enforced in accordance with the laws of the state of California without regard to its conflict of laws rules.

3.Limitation of type and nature of damage Claims. With respect to any Claim:

(a)Dealership's damages under this Agreement are expressly limited to the following:

i.the actual dollar amount of Dealership's economic or financial loss; and

ii.reasonable dollar amount of lost future profits for not more than two (2) years from the accrual date of the Claim.

(b)Neither party may assert a claim for any of the following:

i.Punitive or exemplary damages, unless the Claim would constitute a felony under the law of the state indicated in Subsection 111.1.2 above; or

ii.Consequential and incidental damages.

(c)Any liability of either Ally Party to Dealership related to any Claim is limited to and will not exceed the amount of total Interest assess by the Ally Party(ies) against whom the Claim is brought and actually paid by Dealership in the twenty-four (24) calendar months immediately preceding accrual of the Claim.

4. Notification of information to Others. Bank and Ally each have the right, but not the obligation, to notify guarantors, sureties, Vehicle Sellers, Account Debtors and other third parties (e.g., owners, officers, etc.) of the terms, administration, or performance of this Agreement.

5.Information From and To Third Persons. Dealership and Guarantor irrevocably and continuously consent to the disclosure of all types and kinds of information in any format concerning the Dealership by third persons to each of the Ally Parties and the obtaining of information by each of the Ally Parties from third persons, including, by way of example, credit, financial, and business information, whether of direct actual experience or obtained from other sources.

6.Confidentiality.

(a)Unless prior written approval is obtained from Guarantor, the Ally Parties will not disclose Confidential Financial Information to any third person or entity. other than state or federal regulators having authority over the Ally Parties, Dealership or Guarantor, or third persons or entities who provide services to the Ally Parties and who are under an obligation of confidentiality

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to the Ally Parties. In this Section 111.1.6, "Confidential Financial Information" means any financial information about Guarantor or its subsidiaries, including, but not limited to, number of units sold and received by either or both Ally Parties from Dealership, that: (i) is marked "Confidential"; and (ii) was not publicly available or previously known to the Ally Parties. The Ally Parties shall use confidential financial information only for legitimate business purposes in connection with existing or proposed transactions between Guarantor and/or Dealership and either or both Ally Parties.

(b)The Ally Parties acknowledge the Confidential Financial Information protected by the terms of this Section 111.1.6 is of a special character, such that money damages would not be sufficient to compensate Guarantor for any unauthorized use or disclosure. The Ally Parties agree that injunctive and other equitable relief may be pursued to prevent any actual or threatened unauthorized use or disclosure of Confidential Financial Information.
The remedy stated above may be pursued in addition to any other remedies available at law or in equity.

(c)The Ally Parties acknowledge that United States securities laws prohibit any person who has material, non-public information from purchasing or selling Guarantor's publicly traded securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

J.Default. Notwithstanding and without regard to the provisions of Section Ill.I above, in the event of Default by Dealership or Guarantor, then either or both of the Ally Parties may exercise any one or more of the following provisional rights and remedies in addition to those otherwise provided by law. These provisional rights and remedies are cumulative and not alternative, are non-exclusive, and may be enforced successively or concurrently. The single or partial exercise of any right or remedy does not waive or exhaust any other rights or remedies or waive any present or future Default of any kind. Unless and until a Default is completely remedied to the Ally Parties' satisfaction:

1.Suspend Credit Lines. Bank and/or Ally may, by sending written notice of suspension to Guarantor and Dealership, suspend any and all Inventory Financing accommodations to Dealership. Any suspension is prospective only and will not affect the Inventory Financing previously provided to Dealership or for which either or both of the Ally Parties is obligated to provide to a Vehicle Seller.

2.Demand. Either or both of the Ally Parties may demand immediate payment in full of all Obligations owed by Dealership to such Ally Party(ies).

3.Custody and Control of Certain Collateral. Dealership shall promptly comply with any written request by either of the Ally Parties to:

(a)turn over to the Ally Parties or some other party designated by the Ally Parties custody or control of all keys, certificates of title, documents of title, bills of sale, invoices, and other records or instruments of ownership pertaining to the Vehicles or to the Collateral;

(b)turn over to the Ally Parties or some other party designated by the Ally Parties custody or control of all documents, books, records, papers, accounts, chattel paper, electronic chattel paper, instruments, promissory notes, general intangibles, payment intangibles, supporting obligations, contract rights, software, or any similar types of tangible or intangible property relating to or comprising the Collateral; and/or

(c)establish and maintain an account, separate from other Dealership accounts, at a federally insured financial institution with which Dealership and/or its affiliates have had no business or lending relationship for a minimum of six (6) months before setting up the account, into which cash, instruments, and other proceeds of Collateral are to be deposited and segregated from other funds of Dealership.

4.Repossession of Collateral. Either or both of the Ally Parties may take immediate possession of the Collateral, without demand, further notice to or consent of Dealers 1ip, and with or without legal process. Upon request by either or both of the Ally Parties, Dealership must assemble the Collateral and make it available to such Ally Party(ies) at a reasonably convenient place designated by such Ally Party(ies), including the Dealership premises. Dealership irrevocably authorizes and empowers each of the Ally Parties and their agents to enter upon the premises where the Collateral is located and remove it or render portions of it unusable ("Collateral Recovery"). Dealership irrevocably waives any bonds, surety, or security which may be required by any rule, law, or procedure in connection with Collateral Recovery.
5.Suit at Law or in Equity. Either or both of the Ally Parties may institute proceedings in a proper court of law or equity to enforce any and all provisional remedies such Ally Party(ies) have at law or equity,

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including injunctive relief and action for possession of Collateral, an order for accounting, appointment of a receiver or examiner, or the like. Either or both of the Ally Parties may apply for and have granted any equitable or other legal relief appropriate to enforce any right or remedy including specific performance and the issuance of any ex parte preliminary injunction to protect the Collateral.

6.Refrain from Disposition. Upon request by either or both of the Ally Parties, Dealership will not sell, lease, or otherwise dispose of any Vehicles or other Collateral without the prior written consent of each of the Ally Parties.

7.Turnover of All Proceeds. All amounts received by Dealership or Guarantor upon the sale, lease, or other disposition of any Vehicle must be paid to the Ally Parties even if it exceeds the specific amount for which the Ally Parties provided Inventory Financing for that Vehicle. Payments may be applied by the Ally Parties to the Obligations, as determined by the Ally Parties, unless otherwise required by law.

8.Direct Collection of Collateral. Either or both of the Ally Parties may make direct collection of any Collateral in the possession or control of any third party, including, but not limited to, chattel paper, accounts, accounts with Vehicle Sellers, instruments, and proceeds.

9.Disposition of Collateral. Following total or partial Collateral Recovery, either or both of the Ally Parties may sell, lease, or otherwise dispose of all or any portion of the Collateral not less than ten (10) calendar days after giving Dealership written notice of the public or private sale or as permitted by law which it proposes for the account of Dealership. The sale of Vehicles at an auction at which only other dealers or Vehicle Sellers are generally invited to attend is deemed to be a "private sale."

10."Commercially Reasonable" Defined. Any of the following, nonexclusive, methods of Collateral disposition is deemed "commercially reasonable" in accordance with Article 9 of the Uniform Commercial Code:

(a)repurchase of any Vehicle, parts, or accessories manufactured by the original Vehicle Seller pursuant to the terms of a repurchase agreement between such Ally Party and Vehicle Seller;

(b)sale of any parts or accessories to the highest bidder in an auction sale, in lieu of a sale to a Vehicle Seller pursuant to a repurchase agreement, where the proceeds to either or both of the Ally Parties are reasonably believed to be higher than they would be under the repurchase agreement;

(c)sale to the highest cash bid from dealers in the type of property repossessed, whether in bulk or parcels; and

(d)sale at any physical or virtual auction, including SmartAuction, at which only dealers of multiple or single Vehicle manufacturers are generally invited to attend.
11.Deficiency. Dealership must fully and promptly pay to each of the Ally Parties any deficiency remaining after disposition of the Collateral, except to the extent expressly modified by each of the Ally Parties in writing.

12.Limited Power of Attorney. Dealership hereby irrevocably appoints each of Bank and Ally, acting through any of their respective officers and employees, its true and lawful attorney for and in its name, stead, and behalf as if fully done by Dealership, to sign, endorse, execute, negotiate, compromise, settle, complete, and deliver:
(a)any invoice, bill of sale, certificate of title, manufacturer's certificate of origin, application, and any other instrument or document pertaining to title or ownership or the transference thereof of any Collateral;

(b)any financing statement, notice, filing, or document pertaining to the enforcement of the Security Interest in Collateral: and

(c)any check, draft, certificate of deposit, credit voucher, or any other medium of payment, insurance claims, proof of loss, instrument, or document pertaining to or proceeds of any Collateral;

This limited power of attorney is coupled with an interest and may be relied upon by any third party without any duty to inquire as to its continued effectiveness. Neither Bank nor Ally will be liable for any acts or omissions, nor for any error of judgment or mistake of law or fact in the exercise of any authorization under this limited power of attorney.

13.Default Rate of Interest. To the extent permitted by law, each of the Ally Parties may immediately assess a default rate of Interest up to the current rate of Interest plus five percent (5%).

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14.Duty of Care. Neither of the Ally Parties has any duty as to the collection or protection of Collateral, nor as to the preservation of any rights pertaining to it, except for the use of reasonable care in the custody and preservation of the Collateral when in the possession of such Ally Party.

K.Additional Provisions.
1.Authenticity and Authority. Each of the Ally Parties may rely and act upon any form of communication purportedly sent by Dealership as the authentic and duly authorized act of Dealership, in the implementation or furtherance of the purposes of this Agreement, whether by electronic, computer, telegraphic, facsimile, telephonic, personal or paper delivery, transmission, or otherwise; provided such Ally Party:

(a)acts in good faith;

(b)has no actual knowledge of information to the contrary; and

(c)the practice is customary with dealers generally or Dealership specifically.

The Ally Parties have no obligation to scrutinize, inquire, or confirm any communication.

2.Written Waivers Only. A waiver, release, estoppel, or defense of any provision of this Agreement is effective only if it is in writing signed by the party sought to be bound by it.

(a)No course of dealing nor the delay or failure of either or both of the Ally Parties to enforce any right or remedy, in whole or in part, to demand payment or to declare an event of Default under this Agreement will:

i.alter or affect any of Dealership's obligations or Ally Parties' rights and remedies; or

ii.operate as a waiver, release, estoppel, or defense thereof.

(b)Conversely, any notice to or demand on Dealership by either or both of the Ally Parties in any event not specifically required under this Agreement does not entitle Dealership to any other or further notice or demand in the same, similar, or other circumstances unless specifically required by this Agreement.

(c)There can be no waiver of this Subsection 111.K.2, except in writing signed by the party against whom the alleged waiver is asserted. Reliance by any party on an oral representation will be deemed unreasonable.

5.Assignment. Dealership must not assign or cause the transfer of any duties or obligations under this Agreement without the express prior written consent of each of the Ally Parties. Each of the Ally Parties may freely assign its rights, duties and obligations under this Agreement so long as the assignee assumes all rights, duties and obligations under this Agreement.

6.Amendments. Neither this Agreement nor any provision hereof may be modified or amended except pursuant to an agreement in writing signed by Ally, Bank, Guarantor and Dealership.

7.Definitions and Word Meanings. The word "may" or any other term in this Agreement signifying a permissive, elective, or optional right of a party to act or decide, or to refuse to act or decide, will mean and be construed as providing the complete and absolute prerogative of that party to do so in its sole, unfettered discretion. The word "will" is a mandatory word denoting an obligation to pay or perform. Otherwise, unless the context otherwise clearly requires, the terms used in this Agreement must be given the meaning ascribed to them in accordance with the capitalized definitions established throughout this Agreement; the Uniform Commercial Code, as amended from time to time; and common and ordinary usage in law and commercial practice, respectively.

8.Section Captions. The captions inserted at the beginning of each article, section, and subsection are for convenience only and do not limit, enlarge, modify, explain, or define the text thereof nor affect the construction or interpretation of this Agreement.

9.Effective. This Agreement substitutes and supersedes any previously executed agreement between Dealership and either or both of the Ally Parties concerning wholesale inventory floor plan finance accommodations and will govern Dealership's inventory floor plan finance indebtedness to each of the Ally Parties now outstanding under any prior agreement (e.g., Wholesale Security Agreement, Bank or

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Ally Form 178 and all amendments to it) or incurred under this Agreement. This Agreement is not a novation or transformation of any prior obligation but merely restates and substitutes for any prior agreement related to inventory floor plan finance accommodations.

10.Termination. This Agreement is effective until terminated upon the earlier of (i) the Maturity Date, (ii) an event of Default, at the non-defaulting party's option exercised by sending written notice of termination to the defaulting party, or (iii) after receipt of a written notice of termination sent as outlined below. Termination will not relieve any party from any duty or obligation incurred, or right, waiver, modification, or benefit bestowed, prior to the effective date of the termination.

(a)Dealership may at any time and for any or no reason provide written notice of termination to the Ally Parties that Dealership will no longer request the Ally Parties to provide additional Inventory Financing under this Agreement, and at the time of sending this notice, Dealership will immediately pay to the Ally Parties in full the Wholesale Outstandings, accrued Interest, late charges, expenses, Other Charges and any other payment obligations under this Agreement then outstanding. Provided that the Dealership has not received notice indicating that one of the Ally Parties has assigned the Wholesale Outstandings owed by Dealership to such Ally Party and its rights, duties and obligations under this Agreement to another party ("Assignee"), Dealership's termination pursuant to this Subsection 111.K.10(a) will apply to both of the Ally Parties.

(b)In the event that the Dealership has received notice indicating that one of the Ally Parties has assigned the Wholesale Outstandings owed to such Ally Party and its rights, duties and obligations under this Agreement to an Assignee, then Dealership may provide written notice of termination to one of the Ally Parties or its Assignee that Dealership will no longer request such party to provide additional Inventory Financing under this Agreement, and at the time of sending this notice, Dealership will immediately pay to such party in full the Wholesale Outstandings, accrued Interest, late charges, expenses, Other Charges and any other payment obligations under this Agreement then outstanding to such party.

11.Binding. This Agreement is binding on Bank, Ally, and Dealership and their respective successors, administrators, and assigns.

12.No Third Party Beneficiary. Except as outlined in Section 111.D.7, no Vehicle Seller or any person (other than Bank, Ally, Dealership, and Guarantor) may rely on this Agreement or any term or provision contained in this Agreement.

13.Severability. Any provision of this Agreement prohibited by law is ineffective only to the extent of the prohibition without invalidating the remaining provisions of this Agreement.

14.Notice. Any notice required to be given by this Agreement or by law is deemed reasonably and properly given if sent to the other party within the time frame set forth in this Agreement, but in any event no less than ten (10) calendar days, at the address set forth in Section I above by any one of the following nonexclusive methods:

(a)United States certified, registered, or first class mail, postage prepaid;

(b)Use of a commercially recognized express delivery service;

(c)Electronic mail or facsimile transmission; or

(d)Personal delivery.

15.Separate Credit Accommodations. Despite the fact that Ally may be acting as a servicer or agent on behalf of Bank, Dealership recognizes that Ally and Bank are providing separate credit accommodations to Dealership with the terms consolidated in a single document and credit line for the convenience of the parties. Bank is not responsible for the performance or conduct of Ally and Ally is not responsible for the performance or conduct of Bank. Dealership shall not assert against Bank any claim, defense or set-off relating to Ally and Dealership will not assert against Ally any claim, defense or set-off relating to Bank. This Agreement does not create any rights and obligations between Ally and Bank.

16.Time of the Essence. Time is of the essence as to this Agreement. There is no grace period, right to cure, or other indulgence provided in the terms and conditions of this Agreement unless expressly provided for in this Agreement or in a separate writing signed by the party against whom it is asserted.

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17.Entire Agreement. This document contains the entire agreement of Bank, Ally and Dealership concerning the subject matter set forth herein. There are no other oral or implied agreements, understandings, or representations between them. Dealership has not relied on any statement, promise, or representation made by anyone connected with Bank or Ally, except as provided in this Agreement or any related document.

18.No Interpretive Presumptions. The language in this Agreement will be construed according to the fair and usual meaning of the language and will not be strictly construed for or against either party.
19.Continued Cooperation. Dealership will execute and deliver to each of the Ally Parties any and all documents, notices, instruments, and other writings and perform all acts necessary and appropriate to fully implement the terms and conditions of this Agreement. Dealership hereby irrevocably appoints each Bank and Ally, acting through any of their officers and employees, its true and lawful attorney for and in its name, stead and behalf as if fully done by Dealership to execute, complete and deliver any other document, instrument. or agreement in connection with this Agreement to supply any omitted information and correct any patent errors in any of them. This limited power of attorney is coupled with an interest and may be relied upon by any third party without any duty to inquire as to its continued effectiveness. Neither Bank nor Ally will be liable for any acts or omissions, nor for any error of judgment or mistake of law or fact in the exercise of any authorization under this limited power of attorney.

20.Use of Pronouns. All personal pronouns, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include plural, and the plural will include the singular.

21.Counterparts. This Agreement may be signed in counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement. Any electronically placed or delivered (e.g., via fax or email) signatures of the parties constitute and are deemed original signatures for all purposes.

Agreed to as of the Effective Date.

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Ally Bank
/s/ Janet Wood
Name: Janet Wood
Title: Authorized Representative

Ally Financial Inc.
/s/ Janet Wood
Name: Janet Wood
Title: Authorized Representative

Shift Operations LLC
By Shift Platform Inc., Its Managing Member
/s/ Oded Shein
Name: Oded Shein
Title: Chief Financial Officer

Shift Technologies, Inc.
/s/ Oded Shein
Name: Oded Shein
Title: Chief Financial Officer

[Signature Page to Inventory Financing and Security Agreement]